Exhibit 10.1

CO-BRAND CREDIT CARD CONSUMER PROGRAM AGREEMENT

by and between

STEIN MART, INC.

and

GE MONEY BANK

DATED AS OF

SEPTEMBER 28, 2006

i

SCHEDULES

Schedule 2.1(d)	Bank Program Resources
Schedule 2.1(j)	Instant Credit Facilities
Schedule 2.2(h)	Submission of Charge Transaction Data
Schedule 2.4	Program Launch Plan
Schedule 2.5	Program Expenses
Schedule 4.1	Compensation
Schedule 5.1	Members of Operating Committee
Schedule 5.3(d)	Retailer Matters and Bank Matters
Schedule 5.4	Relationship Managers; Other Designated Bank Employees
Schedule 6.2	Marketing Fund
Schedule 6.2(e)	Permissible Marketing Fund Expenditures
Schedule 6.3	Additional Bank Marketing Support
Schedule 6.4	Promotion of Program by Retailer
Schedule 6.5	Rewards Program
Schedule 6.6	Cross-Selling
Schedule 6.6(b)	Enhancement Products and Cross-Sell Marketing Channels
Schedule 7.2	Ownership and Use of Cardholder Information
Schedule 7.2(b)	Privacy Policy
Schedule 7.3	Initial Terms Offered to Cardholders
Schedule 7.4(b)	Approval Rates and Credit Lines
Schedule 7.4(b)(1)	Approval Rate Percentage and Initial Credit Lines
Schedule 7.10	Bank Marks and Retailer Marks
Schedule 7.15	Periodic Program Reports
Schedule 7.16	Service Level Standards
Schedule 7.18	Interchange Regulation
Schedule 7.19	Store Closure
Schedule 9.1	Exclusivity
Schedule 10.2(j)	Termination Relating to Interchange
Schedule 11.2	Purchase of Accounts by Retailer Upon Termination
Schedule 11.3	Fair Market Value
Schedule 11.3(1)	Fair Market Value Appraisal Guidelines
Schedule 11.4	Bank’s Rights Upon Retailer’s Failure to Purchase Accounts
Schedule 11.4(1)	Stein Mart Competitor Stores
Schedule 15.3	Assignment
Schedule 15.4	Outsourcing; Subcontracting
Schedule 15.4(1)	Geographical Location of Services
Schedule A-1	Credit Review Point
Schedule A-2	Termination Fee

This CO-BRAND CREDIT CARD CONSUMER PROGRAM AGREEMENT (the “Agreement”) is made as of September 28, 2006 by and between Stein Mart, Inc. (“Retailer”), with its principal place of business at 1200 Riverplace Boulevard, Jacksonville, FL, 32207, and GE Money Bank with its principal place of business at 4246 South Riverboat Road, Suite 200, Salt Lake City, Utah 84123-2551 (“Bank”). Certain capitalized terms used in this Agreement are defined in the attached Appendix A.

WHEREAS, Retailer is in the business of selling consumer goods at retail through its Store Locations. (each a “Retailer Sales Channel” and collectively, the “Retailer Sales Channels”);

WHEREAS, among other things, Bank establishes programs to extend and service credit programs to qualified consumer customers for the purchase of products from various merchants;

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Bank will provide a co-brand credit card revolving consumer credit program to qualified consumer customers of Retailer;

NOW, THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Retailer and Bank agree as follows:

ARTICLE 1 — ESTABLISHMENT, SCOPE AND OBJECTIVES OF THE PROGRAM

1.1 Establishment of the Program. Bank and Retailer are entering into this Agreement to establish a co-branded revolving consumer credit card program, which will be made available to qualified consumers for the financing of purchases of products and services through Retailer Sales Channels and from other retailers at Non-Retailer Locations, all in accordance with the terms of this Agreement (the “Program”).

1.2 Scope of the Program.

(a) During the Term of the Agreement, Retailer shall make the Program available to its customers, including accepting and transmitting Account applications and accepting Credit Cards in accordance with the Operating Procedures through all Retailer Sales Channels. Bank will extend credit directly to Cardholders under the Program to finance purchases from Retailer, as well as purchases from other retailers at Non-Retailer Locations, as applicable.

(b) The Program is intended to be used by Cardholders for purchases made primarily for personal, family or household use and Bank does not intend to extend credit under the Program for purchases made primarily for commercial and business purposes.

(c) The parties agree that with respect to the management and administration of the Program, the parties shall be guided by the following (“Program Objectives”), which shall in no event override or limit any of the express rights or obligations of the parties hereunder: (i) to increase Retailer’s sales and profitability; (ii) to provide high-quality customer service in order to preserve and enhance good will associated with Retailer’s brand, and build customer loyalty to Retailer; (iii) to provide services tailored to the unique characteristics of the Retailer’s customer base including through innovative customer relationship management programs; (iv) to generate new Accounts and develop long-term relationships with such Account Cardholders; (v) to successfully develop a competitive rewards program that complements Retailer’s strategy; (vi) to integrate seamlessly with Retailer’s marketing and provide additional customer insights and analytics; (vii) to operate the Program in a competitive manner; and (viii) to operate the Program in a manner that is profitable for Bank.

ARTICLE 2 — RESPONSIBILITIES UNDER THE PROGRAM

2.1 Bank’s Responsibilities. During the Term of this Agreement, Bank’s responsibilities in conducting the Program include the following:

(a) Extend consumer credit to qualified customers of Retailer in accordance with this Agreement and the Cardholder Agreements.

(b) Provide all servicing for the Accounts, including customer service and collections.

(c) Bear all credit and fraud losses as provided in Section 0.

(d) Provide the dedicated/designated Program team described on Schedule 2.1(d) to support the Program, with the functions and qualifications identified on Schedule 2.1(d).

(e) Establish in accordance with the terms of this Agreement Cardholder finance charge rates and other fees and Account terms, as set forth in Schedule 7.3 hereto.

(f) Develop, produce and deliver to Retailer at a central location, Bank’s credit applications and Cardholder Agreements and other standard Program Materials.

(g) Produce and distribute Credit Cards and Credit Card carriers in accordance with a design provided by Retailer that meets Bank’s specifications.

(h) Establish (and modify from time to time in its discretion) the credit criteria used to evaluate applications for Accounts subject to the average approval rate and average credit line targets outlined on Schedule 7.4(b) hereto.

(i) Establish (and modify from time to time in its discretion) the risk management policies for the Program subject to the average approval rate and average credit line targets outlined on Schedule 7.4(b) hereto.

(j) Develop and provide to Retailer the facilities set forth on Schedule 2.1(j) hereto.

(k) Receive and process Credit Card Applications electronically, by mail, by telephone and through the internet.

(l) Implement and maintain a system whereby Retailer’s customers may submit electronic Credit Card Applications at the point-of-sale, at the customer service desk, and to the extent mutually agreed by the parties, through Retailer’s website in connection with internet based sales as contemplated in Section 0 and receive instant credit decisions subject to the Service Level Standards outlined on Schedule 7.16 hereto.

(m) Assign (and modify from time to time in its discretion) credit lines (subject to the average credit line targets outlined on Schedule 7.4(b) hereto), authorize charges, and service Accounts in accordance with the terms of this Agreement.

(n) Prepare and deliver bank inserts and periodic billing statements, and facilitate the placement of Retailer inserts included with such statements, Privacy Policy notices, and change in terms notices to Cardholders with Active Accounts.

(o) Provide separate, dedicated toll-free numbers for inquiries from customers and Retailer personnel.

(p) Receive and post payments, collect Accounts, and take all further actions Bank deems necessary or appropriate in connection with Account administration.

(q) Ensure that all Cardholder Agreements, billing statements and solicitations conducted by Bank, and all of Bank’s activities in originating and administering Accounts, comply with all Applicable Laws.

(r) Administer a Cardholder rewards program for the Program in accordance with the Agreement.

(s) Maintain and operate the Bank Webpage in connection with the Program.

(t) Maintain a log of all Account Documents used in the Program as well as record of all changes to such Account Documents.

(u) Resolve Cardholder disputes pursuant to the dispute resolution policy as required by the Association.

(v) Provide to Retailer Cardholder transaction data, as set forth in Section 0, to the extent not prohibited by Applicable Law or Reasonable Financial Services Practices.

(w) Participate in the testing of Retailer’s disaster recovery plan, provided, that each party shall pay its own costs in connection with such testing.

(x) Safeguard, protect and treat as Confidential Information the Cardholder Information and all customer lists provided to Bank by Retailer.

(y) Conduct and perform all other responsibilities of Bank as set forth in this Agreement.

2.2 Retailer’s Responsibilities. Retailer’s responsibilities in conducting the Program include the following:

(a) In consultation with Bank, provide to Bank a design meeting Bank’s specifications for use in producing Credit Cards (as well as reviewing other Retailer-branded customer communications) provided, however, that Bank shall have the sole right to make changes to such Credit Cards and Retailer-branded customer communications, to the extent necessary to service the Accounts, that are required by Applicable Law or Reasonable Financial Services Practices and Bank has made such changes with respect to the majority of Bank’s other comparable credit card programs involving retailers and/or department stores.

(b) Solicit new Accounts through in-store instant credit procedures including procedures at point of sale (in accordance with this Agreement) and display of customized store signage, Credit Card Application holders, and other promotional materials provided by Bank and paid for from the Marketing Fund as contemplated in Schedule 6.2(e) in the Retailer Sales Channels pursuant to the Marketing Plan.

(c) Accept Credit Cards for customer purchases through each Retailer Sales Channel in accordance with and otherwise conduct its activities relating to the Program in compliance with the Operating Procedures.

(d) Actively promote the Program in its stores and, as appropriate at Retailer’s sole discretion, through media advertising developed by Retailer as part of its marketing strategy, and actively promote the use of Credit Cards to its customers as the preferred payment vehicle.

(e) Train relevant personnel sufficiently so as to be able to properly fulfill Retailer’s responsibilities under the Program, it being understood that Bank shall develop and bear the cost associated with the production of training materials for the Program and that Bank shall administer programs to instruct the trainers responsible for administering the training contemplated hereunder.

(f) Except for Account applications sent directly to Bank by applicants, transmit Account applications to Bank electronically through the establishment of direct connectivity to Bank’s systems and, on a periodic basis, forward to Bank paper applications in accordance with the Operating Procedures.

(g) At Retailer’s expense, modify Retailer’s POS technology and related systems, to the extent necessary to integrate with Bank’s instant credit systems.

(h) Only submit Charge Transaction Data in accordance with the terms and conditions set forth on Schedule 2.2(h) hereto.

(i) Perform its responsibilities under this Agreement and the Program, and conduct its activities as a Retailer, including its policies, products, business, point-of-sale and sales practices (including, without limitation, in connection with internet, catalogue and telephone sales), and advertising, in compliance with all Applicable Laws it being understood that Bank will consult with Retailer on all credit-related matters of Applicable Law related to functions being performed by Retailer under the Program.

(j) Only use documents and forms in connection with the Program (other than such documents and forms as are non-public and internal to Retailer) that were provided to Retailer, or approved in writing, by Bank (and only the latest version of such documents); and refrain from modifying any such approved documents or forms without Bank’s prior written consent.

(k) Cooperate in the resolution of any Cardholder disputes, respond within ten (10) days to any dispute forwarded to Retailer from Bank, and forward to Bank promptly after receipt by Retailer copies of any communication relating to an Account received from any person.

(l) Not seek or obtain any special agreement or condition from, nor discriminate in any way against, Cardholders or any person with respect to the terms of any Account transaction; and not charge any credit surcharge, application, processing or other Program related fee to Cardholders.

(m) Maintain a policy for the exchange, return, and adjustment of products and services which is adequately communicated to customers and is in accordance with all Applicable Laws (in connection therewith Retailer represents and warrants that, as of the Program Commencement Date, the return policy in effect is the same as that delivered by Retailer to Bank prior thereto); notify Bank in advance of (if practicable), but in any event within fifteen (15) days after, any change in such return policy following the Program Commencement Date; provide a credit to the applicable Account upon the return of a good or service financed on such Account (but do not credit an Account in any case where the purchased good or service was not originally financed on an Account), and; include the resulting credit in the next transmission of Charge Transaction Data to Bank (but in no event more than one (1) day after the credit was issued).

(n) Retain copies, in electronic or other retrievable format that complies with Applicable Law, all credit and transaction documents (including all charge slips and credit slips) for at least twenty-five (25) months (or such longer period as may be required by law); except as otherwise provided for herein in connection with disputes or chargebacks, provide copies of any of the foregoing to Bank within twenty (20) days after Bank’s request, and; in consultation with Bank, produce and use charge slips and credit slips which are able to be captured and reproduced electronically via signature capture technology or other methods.

2.3 Association Rules.

(a) Retailer and Bank agree that all Co-branded Credit Cards shall be MasterCard branded cards.

(b) Each of Bank and Retailer acknowledges and agrees that the Program shall be operated in accordance with the Association Rules. If and to the extent any of the terms and conditions contained in this Agreement conflict with such Association Rules, said terms and conditions shall generally be deemed to supercede the Association Rules, as between the parties hereto. If however, compliance with this Agreement would directly conflict with the Association Rules and the conflicting provision has not been worked out between Bank and the Association, this Agreement shall be deemed modified to the extent necessary to comply with such directly conflicting Association Rules. The parties further acknowledge and agree that, in the event of any such modification, the modified terms of this Agreement shall preserve, to the extent practicable, the rights and obligations of the parties as contemplated by this Agreement. If either party becomes aware of any material inconsistency between the Association Rules and this Agreement, such party shall timely advise the other party of any such inconsistency.

2.4 Credit Approval. Subject to Retailer’s obligations below, as of the Program Commencement Date or the date specified in the Launch Plan outlined in Schedule 2.4 hereto, Bank shall deploy the capability to permit in-store credit decisions based on Account applications submitted through Retailer Sales Channels at POS and customer service locations, including the capability to allow Cardholders to immediately utilize their Accounts for Co-brand Purchases. Unless otherwise prohibited by Applicable Law or to the extent Applicable Law is unsettled and Retailer obtains reasoned written legal advice from counsel that there is significant potential liability, Retailer shall maintain and implement its privacy policies and practices in a manner that permits it to provide Bank with the information necessary to permit the legal and effective use of instant credit at POS locations.

2.5 Allocation of Program Expenses. Unless otherwise specifically provided in this Agreement, each party will be responsible for all costs and expenses incurred by it in connection with complying with its responsibilities under this Agreement. The allocation of expenses between the parties is set forth in Schedule 2.5 hereto.

ARTICLE 3 — SETTLEMENT

3.1 Settlement via Association Network. Retailer shall process all transactions under the Program through the Association pursuant to the terms and conditions of the Association system and the terms and conditions of any applicable agreement between Retailer and its merchant/acquiring bank. Retailer may, at its option, elect to process all transactions under the Program directly through Bank. In the event Retailer so chooses, the parties shall mutually agree on the terms and conditions governing the direct settlement of transactions through Bank.

3.2 Bank Payment Terms.

(a) Bank will transfer funds payable to Retailer under this Agreement via wire transfer to an account maintained in the name of Retailer, pursuant to written instructions delivered to Bank by Retailer.

(b) Notwithstanding any other provision of this Agreement, Bank will have the right to net, setoff or recoup any amounts due to it under this Agreement against any amounts owing to Retailer under this Agreement unless Retailer notifies Bank in advance and in writing that it contests in good faith any amounts due. Nothing in this Section or any other provision of this Agreement is intended to limit Bank’s common law rights of setoff and recoupment.

3.3 Retailer Payment Terms. Unless otherwise provided for elsewhere in this Agreement, any amounts payable by Retailer to Bank under this Agreement will be due when invoiced by Bank and shall be paid in immediately available funds within fifteen (15) days after the date of such invoice. Unless the parties otherwise agree, Retailer will transfer funds payable to Bank under this Section 0 via wire transfer to a deposit account maintained in Bank’s name pursuant to written instructions delivered to Retailer by Bank.

ARTICLE 4 — COMPENSATION

4.1 Compensation. The compensation payable by Bank to Retailer shall be as set forth in Schedule 4.1 hereto.

ARTICLE 5 — OPERATING COMMITTEE AND RELATIONSHIP MANAGEMENT

5.1 Establishment of an Operating Committee. Retailer and Bank shall establish a committee of at least four (4) members consisting of at least two (2) senior managers from each company (the “Operating Committee”). One of the two managers from Bank shall be a senior executive in its credit card business. One of the two managers from Retailer shall be a senior officer responsible for marketing and/or credit functions. The names of the initial appointees are set out in Schedule 5.1 hereto. Representatives on the Operating Committee shall have overall responsibilities for the Program for their respective organizations. The parties shall endeavor to maintain continuity in the composition of the Operating Committee. Notwithstanding the preceding sentence, the parties may substitute Operating Committee members provided that each party shall provide the other party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

5.2 Functions of the Operating Committee. The Operating Committee shall be responsible for the overall strategic direction of the Program. Additionally, the Operating Committee shall:

(a) Designate representatives from each party to jointly construct the Marketing Plan for each Program Year, which representatives shall include the Bank Relationship Manager and Retailer Relationship Manager. At the request of Retailer, Bank shall prepare an initial draft of the Marketing Plan and submit it to the Operating Committee for consideration.

(b) Review and approve the Marketing Plan within thirty (30) days prior to the Program Commencement Date and thirty (30) days before the beginning of each Program Half-Year for all subsequent Program Half-Years;

(c) Review and approve amendments to the Marketing Plan made during the course of any Program Half-Year;

(d) Review the marketing activities and marketing performance of the Program;

(e) Subject to Section 0, approve changes to Account terms as initially set forth in Schedule 7.3 hereto;

(f) Approve the initial terms and conditions and all material modifications to the Cardholder Rewards Program;

(g) Review major trends and projections related to the Program in areas such as applications volume, approval rates, activation rates and credit penetration;

(h) Monitor the terms, conditions and performance of competing co-branded card programs;

(i) Review the performance of service level standards set forth in Section 0 herein;

(j) Monitor compliance of the Program with Applicable Law;

(k) Resolve disputes that may arise between the parties;

(l) Approve the use of any third-party (e.g., subcontractors or outsourced service providers), other than any affiliate of the parties, to perform any of the obligations of the parties under the Program after the Commencement Date, unless such third party is used by Bank to perform Bank’s obligation in connection with the majority of Bank’s other comparable credit card programs involving retailers and/or department stores.

(m) Evaluate and approve changes to any of the following:

(i) offering of new Credit Cards or approved ancillary products;

(ii) material changes to the Operating Procedures;

(iii) changes to the privacy provisions set forth in Section 0 herein and to the Privacy Policy set forth in Schedule 7.2(b) hereto;

(iv) changes or additions to the service level standards applicable to the Program; and

(n) Carry out such other tasks as are assigned to it by this Agreement or jointly by the parties;

5.3 Operating Committee Meetings.

(a) The Operating Committee shall meet no less than once each calendar month for the first Program Year. For the remaining Program Years during the Term, the Operating Committee shall meet no less than once each calendar quarter. Either party may convene special meetings other than those regularly scheduled by the Operating Committee. Meetings may be in person or by telephone with each party bearing its own expenses.

(b) All decisions of the Operating Committee are to be unanimous decisions with each party having one (1) vote. At least one (1) representative of each party must be present for a quorum of the Operating Committee.

(c) If a majority of the Operating Committee members constituting a quorum at any meeting fail to agree on any matter presented before the Operating Committee within ten (10) business days after the relevant initial vote, then initially the Chief Executive Officer of GE Consumer Finance Americas, Retail Consumer Finance of Bank and the Chief Financial Officer of Retailer (or any other similarly ranking officer of Bank or Retailer, as the case may be, who is not an Operating Committee Member and shall have been designated in writing by Bank or Retailer, as applicable) shall in good faith attempt to resolve the matter. Any resolution by such senior officers shall be deemed to be the action and approval of the Operating Committee for purposes of this Agreement. If after ten (10) business days, the matter remains unresolved by such senior officers of Bank and Retailer, the failure to agree shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with Retailer in the case of Retailer Matters and with Bank in the case of Bank Matters, each of which shall, except as otherwise provided herein, exercise its discretion reasonably and in good faith. If a deadlock should occur with respect to an issue not expressly specified as a Retailer Matter or a Bank Matter, the status quo of the Program shall remain and the matter under consideration shall be deemed not adopted by the Operating Committee.

(d) In accordance with and subject to this Section 0 and Schedule 5.3(d), Retailer shall have the ultimate decision making authority with respect to Retailer Matters and Bank shall have the ultimate decision making authority with respect to Bank Matters.

5.4 Relationship Managers Other Designated Bank Employees. Bank and Retailer shall designate individuals with responsibility for the day-to-day management and administration of the Bank/Retailer relationship and the Program as set forth in Schedule 5.4 hereto.

ARTICLE 6 — MARKETING OF THE PROGRAM

6.1 Semi-Annual Marketing Plans. During the Term, Bank and Retailer will work together in good faith to formulate and agree upon a Marketing Plan as provided in Section 0 herein. Each semi-annual Marketing Plan shall fully support the Retailer’s retail marketing plan and set forth the manner in which amounts in the Marketing Fund (as defined below) will be expended, and which party shall be responsible for any expenditure(s) in excess of the Marketing Fund. The Operating Committee may from time to time agree on additional specific marketing activities for the Program. At the request of Retailer, Bank shall prepare an initial draft of the Marketing Plan and submit it to the Operating Committee for consideration.

6.2 Marketing Fund. Bank will establish and administer a marketing fund in accordance with the provisions set forth on Schedule 6.2 hereto.

6.3 Additional Bank Marketing Support. Upon the reasonable request of Retailer from time to time, consistent with the Marketing Plan, Bank shall perform the marketing functions set forth on Schedule 6.3 hereto.

6.4 Responsibility of Retailer to Promote the Program. Without limiting Retailer’s obligations under the Marketing Plan, Retailer will actively support and promote the Program in accordance with Schedule 6.4 hereto.

6.5 Rewards Program. Retailer shall establish a rewards program and fund rewards redeemed by Cardholders in accordance with the terms set forth in Schedule 6.5 hereto.

6.6 Cross-Selling. Bank or its designees may solicit Cardholders for certain products in accordance with the terms set forth in Schedule 6.6 hereto.

ARTICLE 7 — OTHER AGREEMENTS

7.1 Ownership of Accounts; Credit Losses.

(a) Bank is and will be the sole and exclusive owner of all Accounts and Account Documentation, except for any interest in Retailer-licensed marks, and will be entitled to receive all payments made by Cardholders on Accounts except when Retailer has exercised its right to purchase the Accounts and closed the purchase transaction. Bank shall be identified as the creditor and owner of the Accounts for all purposes, and Retailer shall not represent or imply otherwise. Retailer acknowledges that it has no right, title or interest in any Accounts or Account Documentation and will not, at any time, have any right to any proceeds or payments made under the Accounts unless Retailer subsequently purchases or otherwise acquires such Accounts from Bank. Retailer authorizes and empowers Bank to sign and endorse Retailer’s name upon any checks, drafts, money orders or other forms of payment in respect of any Account that may have been issued by the Cardholder in Retailer’s name. This limited power of attorney conferred in this Section 0 is deemed a power coupled with an interest and will be irrevocable prior to the Final Liquidation Date. Nevertheless, Bank shall have full liability to Retailer for any misuse of such power of attorney.

(b) Bank will bear all credit losses and fraud losses on Accounts (other than as permitted by Bank’s chargeback rights in Article 8 and other than credit losses and fraud losses incurred after the Accounts are purchased or otherwise acquired by Retailer or a third party).

(c) Consistent with Applicable Law, Reasonable Financial Services Practices and Association Rules, Bank shall maintain a fair dispute resolution policy with respect to Co-Branded Accounts and will operate such policy so as to maintain, within reason, the goodwill of Bank and Retailer with their customers, provided that Retailer shall cooperate with Bank in the resolution of disputes pursuant to such policy.

7.2 Ownership and Use of Cardholder Information. The ownership and use of Cardholder Information by the parties shall be governed by the terms of Schedule 7.2 hereto.

7.3 Cardholder Terms. The initial Cardholder credit terms under the Program are set forth on Schedule 7.3. Such initial terms shall only be modified upon approval of the Operating Committee, provided, however, that Bank may modify such terms without the prior approval of the Operating Committee as required by Applicable Law or Reasonable Financial Services Practices, and provided further that comparable modifications are made to the terms of the majority of Bank’s other comparable credit card programs involving retailers and/or department stores.

7.4 Credit Criteria.

(a) Bank shall establish in its discretion and may modify from time to time any or all of the credit criteria used in evaluating applicants under the Program (including, without limitation, the creditworthiness of individual applicants, the range of credit limits to be made available to individual Cardholders and whether to suspend or terminate the credit privileges of any Cardholder). Bank will consult with Retailer regarding any changes to the credit criteria used for the Program which, in Bank’s reasonable opinion, could reasonably be expected to have a material affect on the Program.

(b) Bank shall be obligated to meet average approval rates and average lines of credit in accordance with Schedule 7.4(b) hereto.

7.5 Operating Procedures. Bank will develop and provide to Retailer, and may amend from time to time upon notice to Retailer, operating procedures (the “Operating Procedures”) governing the flow of application information and Charge Transaction Data, the logistics and specific procedures involved in the establishment and maintenance of Accounts under the Program and settlement procedures for charges submitted to Bank.

7.6 Credit Review Point. Bank shall provide a credit allocation for the Program in the amount of the Credit Review Point. Bank will not be obligated to make any extension of credit under the Program if, after such extension, the aggregate Indebtedness for all Accounts would exceed the credit line for the Program then in effect. For the avoidance of doubt, all Indebtedness attributable to Co-brand Accounts (including Indebtedness relating to Non-Retailer Purchases) shall be included in the calculations in respect of Indebtedness and the Credit Review Point under this Section 7.6. Bank shall also have no obligation to extend further credit under the Program at any time after the occurrence of any event that would allow Bank to give notice of termination hereunder, should such event not be rectified within 30 days after notice of default is given. If at any time the aggregate Indebtedness with respect to all Accounts equals or exceeds eighty percent (80%) of the Credit Review Point then in effect, then within ninety (90) days thereafter, Bank will select one of the following options and give Retailer written notice of its selection:

(a) Bank may increase the Credit Review Point to an amount that will accommodate the then outstanding Indebtedness, and anticipated growth in such Indebtedness (as applicable), based on Bank’s good faith projections. If Bank selects this option, then Bank’s written notice to Retailer will include the amount of the increased Credit Review Point. Retailer shall have the option to terminate the Agreement in accordance with the provisions of Section 0 of the Agreement if the Bank’s increase does not satisfy Retailer’s good faith projections of Program growth.

(b) Bank may elect not to increase the Credit Review Point, in which case, Retailer will be entitled to terminate this Agreement in accordance with the provisions of Section 0 of the Agreement.

7.7 Retailer Financial Reports.

(a) If at any time during the Term, Retailer ceases to be obligated to file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or ceases to timely satisfy such obligations, Retailer will:

(i) As soon as practicable but in any event not more than ninety (90) days after the end of each fiscal year, deliver to Bank its audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position and accompanying notes to such financial statements.

(ii) As soon as practicable but in any event not more than sixty (60) days after the end of each fiscal quarter, deliver to Bank its unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows, and accompanying notes to such financial statements.

(b) During the Term, if Retailer ceases to be in compliance with any of its obligations under an existing credit facility, Retailer shall notify Bank of such non-compliance and deliver to Bank copies of all compliance certificates (and any reports, supporting documents or other back-up materials to the extent Retailer is required to provide the same to its lenders) delivered to its lenders under its credit facilities, if any.

(c) Within sixty (60) days after the end of each fiscal quarter, Bank shall provide to Retailer Bank’s quarterly call report.

7.8 Inserts and Billing Messages.

(a) For each billing statement sent to Cardholders during a billing cycle during the Term, Bank will make available to Retailer a space for two (2) customized messages on the billing statement and Bank will include up to two (2) Retailer inserts into each billing statement to the extent possible without causing an increase in postage costs; provided that Bank shall have the right with respect to the billing statements for any month to utilize one (1) insert in order to (i) send a notice required by Applicable Law in such month (or if Bank reasonably believes a notice is necessary or desirable to protect Bank’s interest in the Accounts), or (ii) promote Enhancement Products or other cross-sell products and services permitted to be offered under Schedule 6.6. Retailer inserts and messages shall take precedence over all Bank communications with the exception of Bank notices required by law or notices that Bank believes to be necessary or desirable to protect Bank’s interest in the Accounts. For any statement messages or billing inserts to be included in the billing statements for any given month, Retailer must provide such statement messages or billing inserts to Bank at least fifteen (15) days prior to such calendar month. Bank shall promptly notify Retailer if the inclusion of such billing inserts will cause an increase in postage costs on such billing statements. If Retailer nonetheless wishes Bank to include Retailer’s inserts in such monthly billing statements, then Retailer will provide at least five (5) days prior notice to Bank to enable Bank to adjust its process and Retailer will pay the incremental postage charges resulting therefrom, reduced by the weight of any non-legally required notices. Retailer will provide copies of all billing inserts to Bank at its own cost. Retailer shall retain all revenues it receives from all inserts (other than any inserts promoting the Credit Cards or Approved Ancillary Products that Retailer may permit to be produced and distributed in accordance with the Marketing Plan). Subject to Applicable Law, Reasonable Financial Services Practices and Bank’s right to protect Bank’s interest in the Accounts, each party shall have the right to reject any message that the other party may wish to include in a billing statement if the rejecting party, in good faith, believes that such message is detrimental to the image of the rejecting party.

(b) The form of customized messages and all billing inserts will comply with Bank’s specifications as provided to Retailer from time to time, and Bank shall have the right to reject any message or billing statement that Bank reasonably believes is detrimental to the image of Bank or the Program. For the avoidance of doubt, for purposes of Retailer’s rights under this Section 00, only billing inserts and statement messages regarding the Program, goods and services available for purchase from Retailer under the Program, or such other goods and services (other than financial products or services) as Retailer may reasonably suggest (with respect to which Bank shall not unreasonably withhold its consent) shall qualify for inclusion in Cardholder billing statements.

7.9 Third Party Participation. As of the date of this Agreement, Retailer represents and warrants that no affiliate of Retailer is engaged in the business of selling goods or services to retail consumers other than those affiliates, if any, whose existence and retail consumer sales activities have been disclosed to Bank prior to the date hereof. After the Program Commencement Date, Retailer shall require any newly acquired affiliate, to the extent such affiliate does not already operate a credit card business or have a credit card through Bank or another issuer, to enter into a written agreement with Bank to be a “Retailer” hereunder (on such modified terms and conditions as mutually agreed by the parties), provided, however, that nothing in this Section shall require any newly acquired affiliate to participate in the Program should it decide not to participate in any Retailer or new affiliate-branded credit or charge card program. Notwithstanding the prior sentence, Retailer shall require such newly acquired affiliate to execute or authorize the filing of such additional documents (including but not limited to UCC financing statements) as Bank may reasonably require.

7.10 Use of Names and Marks.

(a) Retailer hereby grants Bank during the Term, except as provided in Schedule 11.4, a nonexclusive, non-transferable, royalty-free license to use the Retailer Marks in connection with the establishment, administration and operation of the Program and the ownership and liquidation of the Accounts (including, without limitation, the exercise by Bank of all of its rights under this Agreement and under Applicable Law, and the fulfillment of all of Bank’s obligations under this Agreement and under Applicable Law). Bank’s use of the Retailer Marks shall be limited to the materials necessary to Bank’s administration of the Program (including, by way of example and not limitation, applications, Cardholder Agreements, Credit Cards, billing statements, privacy disclosures and Cardholder correspondence), as well as to printed, electronic and broadcast matter advertising and promotion of the Program (collectively, “Program Materials”) and as otherwise provided for in this Agreement. Use of the Retailer Marks in connection with any Program Materials shall be subject to Retailer’s prior approval, which approval shall not be unreasonably withheld or delayed, and such Program Materials shall be used by Bank in all material respects as approved by Retailer; provided, that once such approval is received, and in the absence of a material alteration thereto by Bank, no further review or approval shall be required for the continued use (including re-printing and re-distribution) of such Program Materials by Bank. Bank acknowledges that the Retailer Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the property of Retailer. Nothing herein shall give Bank any proprietary interest in or to the Retailer Marks, except the right to use the Retailer Marks in accordance with this Agreement, and Bank shall not contest Retailer’s title in and to the Retailer Marks as the same exist as of the date of this Agreement. Bank agrees to include Retailer Marks on all billing statements sent to Cardholders.

(b) Without the prior written consent of Bank (which consent shall not be unreasonably withheld or delayed), Retailer may not use Bank’s name (or the name of any affiliate thereof) or any related marks, logos or similar proprietary designations; provided, that Retailer may use Bank’s business name, in the nominative sense, in connection with any credit disclosure verbiage included in any advertising of the Program (or any credit-based promotion offered thereunder) by Retailer.

7.11 Intellectual Property. All technology, software, or other material developed, invented, created or authored by either party in connection with the Program shall belong solely and exclusively to the developing party, including all intellectual property rights relating thereto.

7.12 Securitization. Bank and its affiliates may securitize, participate or otherwise convey or transfer an interest in, or pledge or create a lien in respect of, any or all of the Accounts and/or Indebtedness at any time during the term of this Agreement. Such securitization, participation or pledge shall not affect Retailer’s rights or Bank’s obligations hereunder. Bank shall not securitize, participate or pledge the Accounts or Indebtedness in any manner that may encumber Retailer’s rights hereunder to purchase Program Assets. Retailer agrees to cooperate with Bank and its affiliates and use commercially reasonable efforts (without being required to incur any material out-of-pocket costs) to assist Bank and its affiliates in connection with any such matter.

7.13 Grant of Security Interest/Precautionary Filing.

(a) Both (i) to guard against the possibility that it is determined that Article 9 of the UCC applies or may apply to the transactions contemplated hereby, and (ii) to secure payment of and performance by Retailer of any and all indebtedness, liabilities or obligations, now existing or hereafter arising pursuant to this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated hereby, Retailer grants to Bank a security interest in all of Retailer’s right, title and interest, if any, now existing or hereafter arising in all (i) Accounts, Account Documentation and Indebtedness; (ii) all deposits, credit balances and reserves on Bank’s books relating to any such Accounts; and (iii) all proceeds of any of the foregoing.

(b) Retailer represents and warrants that it has not and will not grant any security interest to or authorize the filing of any financing statement in favor of any person that attaches to or covers any of the property set forth in the preceding subsection (a) or that would attach to or cover such property, if contrary to the intent of the parties to this Agreement, Retailer was determined to have any rights therein, other than any security interests or financing statements that have lapsed or been terminated.

(c) Retailer agrees to cooperate fully with Bank, as Bank may reasonably request, in order to give effect to the security interests granted by this Section 0. Retailer hereby authorizes Bank to file such UCC-l or comparable statements as Bank deems necessary or appropriate to perfect such security interests. Retailer represents and warrants that as of the date hereof the following is the true and correct corporate name and state of organization of Retailer: Stein Mart, Inc., a Florida corporation. Retailer agrees to provide Bank with thirty (30) days’ prior written notice of any change in any of the foregoing corporate name, or any state of incorporation. Bank agrees to provide a written explanation of the prophylactic nature of its security interest to any third party promptly upon Retailer’s request.

(d) Unless Bank shall have otherwise consented in writing, Retailer shall not create, assume or suffer to exist any lien on any of its right, title or interest under this Agreement or in the proceeds thereof.

7.14 Cardholder Payments. Retailer shall not accept any payment on an Account. If notwithstanding the foregoing, Retailer inadvertently receives any payment on an Account, Retailer agrees that it will receive and hold such payment in trust for Bank and will promptly deliver such payment to Bank in the form received together with such endorsements or other documents of assignment as may be necessary to permit Bank to receive the benefit thereof to the same extent as if payment had been made directly to Bank.

7.15 Periodic Program Reports; Access to Cardholder Data.

(a) Bank will provide Retailer with the reports set forth on Schedule 7.15 hereto and any other reports as mutually agreed upon by the parties.

(b) Bank will provide Retailer on a monthly basis with an updated copy of Cardholder data as set forth on Schedule 7.15, including Cardholder contact information, financial information at the Cardholder level and such other information as set forth on Schedule 7.15, to the fullest extent allowed by Applicable Law.

(c) The specific form and content of any reports required to be made pursuant to this Section 0 shall be determined by Bank and Retailer, subject to Applicable Laws and Bank’s available internal customer reporting capabilities as in effect on the Program Commencement Date (as the same may be amended from time to time).

(d) Bank shall make such disclosures as are required or permitted by Applicable Law or Reasonable Financial Services Practices to enable Bank to provide the information described above to Retailer.

7.16 Service Level Standards.

(a) Bank shall comply with the individual service level standards (“Service Level Standards”) set forth in Schedule 7.16. Bank’s obligation to comply with Service Level Standards pursuant to this Section shall commence at the beginning of the third (3rd) full calendar month after the Program Commencement Date.

(b) During the Term, and subject to the provisions of Schedule 7.16 hereto, if Bank fails to meet any of the Service Level Standards for any calendar month, Bank shall take the actions described in Schedule 7.16.

(c) If, at any time during the Term, Retailer desires to implement a promotional or other marketing event or program which is reasonably likely to result in a ten percent (10%) increase in volume of calls to Bank from Cardholders and/or Retailer personnel during a given period of time (each, a “Planned Promotion”), Retailer shall provide Bank with thirty (30) days prior written notice of such Planned Promotion (each, a “Planned Promotion Notice”) specifying the type and term of the Planned Promotion, together with the proposed starting date and time period during which such Planned Promotion will be in effect (as extended or shortened by Retailer following the date of the applicable Planned Promotion Notice, the “Planned Promotion Period”). Following Bank’s receipt of any Planned Promotion Notice, if Retailer desires to alter (i) the Planned Promotion in a way which is reasonably likely to increase or decrease by ten percent (10%) the volume of calls to Bank from Cardholders and/or Retailer personnel during the

Planned Promotion Period or (ii) the Planned Promotion Period for the applicable Planned Promotion as specified in the Planned Promotion Notice, Retailer shall notify Bank of such alteration not less than two (2) days prior to the commencement of the Planned Promotion Period. The failure of Retailer to comply with any notice obligation set forth in this Section 00 in respect of a Planned Promotion shall result, at the option of Bank, in all Cardholder and Retailer personnel calls during the applicable Planned Promotion Period being deemed “Excluded Calls” for purposes of the Service Level Standards set forth on Schedule 7.16 hereto.

(d) Notwithstanding anything to the contrary in this Agreement or Schedule 7.16 hereto, in the event Bank does not comply with any Service Level Standard due to the failure or fault of Retailer or Retailer’s third party service providers or a third party that is not a Bank Subcontractor under this Agreement (e.g., a telecommunications carrier), such lack of compliance shall not be deemed a failure to meet a Service Level Standard for purposes of this Section 0 and Schedule 7.16 hereto.

(e) Bank shall designate an experienced, senior level client operations manager who shall be responsible for overseeing Bank’s compliance with the Service Level Standards and who shall serve as the sole point of contact between Retailer and Bank to answer any questions or address concerns regarding Bank’s compliance with the Service Level Standards.

7.17 Maintenance of Bank Webpage and Retailer Website; Fraud Prevention.

(a) The parties acknowledge that the infrastructure required for internet applications and purchases (to the extent Retailer develops the capability to offer such purchases during the Term), (each, an “Internet Transaction”) is dynamic and agree to cooperate in implementing enhancements and developments with respect to the operation and security of Internet Transaction processing under the Program. During the Term, Retailer shall use reasonable efforts to conform the Retailer Website to be reasonably compatible with the Bank Webpage and any payment authorization technology selected by Bank, and Bank shall provide to Retailer prior notification of planned changes in the Bank Webpage or such payment authorization technology to permit Retailer to make any required changes in the Retailer Website.

(b) Retailer shall not permit any link to the Bank Webpage to exist (i) on the Retailer Website at any time other than during the Term, or (ii) on any internet website (other than the Retailer Website) maintained, operated or controlled by Retailer or under any Retailer Mark.

(c) In the event that Retailer develops the capability to offer internet-based sales during the Term, Retailer shall develop, maintain and operate the Retailer Website so that all Internet Transactions processed through the Retailer Website, if any, will be transmitted on a secure basis which ensures, among other things, that such information cannot be altered, viewed, or captured by an unauthorized party. Bank agrees that the direct access medium or method used to store, present or transmit Internet applications, terms and conditions, and/or Account information will be secured in a manner which ensures that such information cannot be altered, viewed or captured by an unauthorized party. Retailer and Bank agree to cooperate in a commercially reasonable manner by committing systems and other resources, and by providing information with respect to the development, establishment and implementation of fraud mitigation strategies in connection with Internet Transactions. Retailer and Bank further agree to use commercially reasonable efforts to implement such mitigation strategies as are developed from time to time.

7.18 Interchange Regulation. If at any time there occurs a decline in the interchange rate received by Bank from the Association, the parties shall have the rights and obligations set forth on Schedule 7.18 hereto.

7.19 Store Closure. If at any time Retailer sells or closes a Store Location, the parties shall have the rights and obligations set forth on Schedule 7.19 hereto.

ARTICLE 8 — CHARGEBACKS

8.1 Association Rules Regarding Chargebacks. Chargeback rights and procedures shall be governed by the terms and conditions of the Association rules. Bank shall have no other chargeback rights against Retailer except Bank shall have the right to charge back to Retailer any Indebtedness on any Co-brand Account (i) involving Retailer’s employee fraud for such Co-brand Account, or (ii) with respect to which Retailer did not comply with the Operating Procedures.

ARTICLE 9 — EXCLUSIVITY

9.1 Exclusivity. The parties shall be bound by the exclusivity provisions set forth in Schedule 9.1 hereto.

ARTICLE 10 — TERM AND TERMINATION

10.1 Program Term. This Agreement shall continue until the end of the sixtieth month following the Program Commencement Date (the “ Initial Term”). The Agreement shall renew automatically without further action of the parties for successive one (1) year terms (each a “Renewal Term”) unless either party provides notice of termination at least one hundred and eighty (180) days prior to the expiration of the Initial Term or current Renewal Term, as the case may be.

10.2 Termination of Agreement. Notwithstanding anything in Section 0 to the contrary, this Agreement may be terminated prior to the end of any Term as provided below:

(a) If either party breaches any covenant or agreement contained in this Agreement, other than for a failure to meet Service Level Standards as is governed by Section 00 or a failure to meet average minimum approval rates and credit lines governed by Section 00, (i) which does not involve the payment of money to the other party hereto and such breach continues for a period of thirty (30) days after the non-breaching party has given written notice of the breach, or (ii) which involves the payment of money to the other party hereto and such breach continues for a period of five (5) days after the non-breaching party has given written notice of the breach, then, in either case, the non-breaching party shall have the right to terminate this Agreement. The foregoing clause (ii) notwithstanding, the failure of a party to make a payment due hereunder shall not give rise to a termination right in the other party if the amount which such party has failed to pay is less than fifty thousand dollars ($50,000) and such party, acting in good faith, has delivered a written notice to the other party contesting its obligation to make such payment. In any case, to be effective, a termination notice must be delivered within sixty (60) days after the expiration of the applicable notice periods. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(b) If any representation or warranty made by a party proves knowingly not to have been true and correct in all material respects as of the date when made, and such representation or warranty materially affects the party’s ability to perform under the Agreement, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after the date such other party first becomes aware that such representation or warranty is not true and correct. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(c) If a party (i) is no longer Solvent; (ii) generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally; (iii) makes a general assignment for the benefit of its creditors; (iv) has any proceeding instituted by or against it seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or (v) takes any corporate action to authorize any of the actions set forth above in (i) through (iv) above, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within one hundred and twenty (120) days after such other party becomes aware of the occurrence of such event; provided, that in the case of an occurrence under clause (iv), this Agreement shall terminate automatically unless the parties shall mutually agree in writing to continue the Program. In any case in which notice is required for termination, this Agreement will terminate upon delivery of such notice.

(d) If, with respect to Retailer, any of the following events occur, then Bank shall have the right to terminate this Agreement: (i) any person or group of persons acquires, after the date of this Agreement, beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Retailer entitled to vote generally in the election of directors; (ii) the stockholders of Retailer approve a reorganization, merger or consolidation (each a “Reorganization”), in each case through which the persons who were the respective beneficial owners of the voting securities of Retailer immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; or (iii) all or substantially all of the assets or property of Retailer are sold or otherwise disposed of in one transaction or series of related transactions; provided that Bank’s right to terminate this Agreement in such circumstances shall exist only if the surviving entity materially alters the Retailer Marks used at 20% or more of Store Locations, or that the surviving entity materially alters the merchandise mix in existence at such stores. In order to be effective, the notice of termination must be delivered within one hundred and eighty (180) days after Bank becomes aware of the occurrence of such event. This Agreement will terminate one hundred and twenty (120) days after delivery of such notice of termination.

(e) If a party is in default under any , indenture or other instrument relating to any indebtedness for borrowed money in excess of five million dollars ($5,000,000) and such default gives any person, either with or without notice and without giving effect to any extension of any grace period, the right to accelerate such indebtedness and such person does in fact accelerate such indebtedness, then the non-defaulting party hereunder shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within ninety (90) days after such non-defaulting party becomes aware of the occurrence of such event. This Agreement will terminate thirty (30) days after delivery of such notice, unless the underlying default is cured during such thirty (30) day period.

(f) If a material adverse change has occurred in the operations, financial condition, business or prospects of a party hereto, which the other party has reasonably determined, in good faith, has had, or is reasonably likely to have, a material adverse effect on the ongoing operation or continued viability of the Program, then the other party shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within ninety (90) days after the terminating party makes such determination. This Agreement will terminate sixty (60) days after delivery of such notice of termination.

(g) Bank shall have the right to terminate the Agreement upon written notice if (i) usury rates for the State of Utah (or any other State in which the Bank may choose to locate) change, laws regulating Bank’s rate or fee structure change, or federal or state laws, regulations or other authority preempt the exportation of Bank’s rate or fee structure; (ii) Bank determines, in good faith, that any of the foregoing provisions of this subsection (g) has had, or is reasonably likely to have, a material adverse effect on Bank’s ability to provide the Program or perform the transactions contemplated hereby or on Program economics; (iii) Bank has sought to engage Retailer in a good-faith renegotiation of the terms of this Agreement; (iv) the parties hereto have not agreed to modifications to the terms of this Agreement that Bank reasonably believes necessary to prevent a material adverse effect on the economics of the Program or on Bank (or on its ability to perform the transactions contemplated by this Agreement) resulting from the change in usury rates or other laws regulating Bank’s rate or fee structure or the exportation thereof; and (v) either Bank is required to initiate changes to the Program to comply with Applicable Law or more than one hundred and twenty (120) days have passed since Bank first sought to engage Retailer in a good faith renegotiation of the terms of this Agreement. This Agreement will terminate one hundred and twenty (120) days after delivery of Bank’s notice of termination pursuant to this Section 00.

(h) If the increase made by Bank to the Credit Review Point does not satisfy the Retailer’s good faith projections of Program growth pursuant to Section 0 or Bank declines to increase the Credit Review Point then in effect pursuant to Section 0 then Retailer may terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after Bank notifies Retailer pursuant to Section 0. This Agreement will terminate one hundred and eighty (180) days after Retailer’s delivery of such notice of termination.

(i) Either Bank or Retailer shall have the right to terminate the Agreement upon written notice to the other party hereto, if the performance by the other party of its obligations under this Agreement is prevented or materially impeded, without ability to cure, for a period of not less than thirty 30 consecutive days by a Force Majeure Event.

(j) Either Bank or Retailer shall have the right to terminate the Agreement as set forth in Schedule 10.2(j) hereto.

(k) Retailer shall have the right to terminate the Agreement, if Bank fails to meet Service Level Standards as provided in Schedule 7.16.

(l) Retailer shall have the right to terminate the Agreement, if Bank fails to meet the average minimum average approval rates and lines of credit set forth on Schedule 7.4(b)(1), as provided in Schedule 7.4(b).

(m) If Bank shall cease to be an affiliate of either General Electric Capital Corporation or General Electric Co., Retailer shall have the right to terminate this Agreement. In order to be effective, the notice of termination must be delivered within sixty (60) days after Retailer becomes aware of the occurrence of such event. This Agreement will terminate one hundred and eighty (180) days after delivery of such notice of termination.

ARTICLE 11 — EFFECTS OF TERMINATION

11.1 General Effects.

(a) Upon any termination of this Agreement, the parties shall have any rights or remedies available to such party under this Agreement or in law or at equity. Upon such termination, all obligations of the parties under this Agreement shall cease, except that the provisions specified in Section 0 shall survive.

(b) All solicitations, marketing and advertising of the Program, other than acceptance of applications through Retailer Channels in the ordinary course of business consistent with past practice, shall cease either upon notice to Bank from Retailer of Retailer’s intent not to purchase the Accounts following termination of this Agreement by either party or the failure of Retailer to make an election to purchase the Accounts prior to the expiration of the time period in which Retailer may provide notice to Bank of such election as set forth in Schedule 11.2, except as the parties may mutually agree upon. The parties shall continue to operate the Program and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Schedules 11.2, 11.3 and 11.4 are satisfied. The parties shall cooperate to ensure the orderly wind-down or transition of the Program.

11.2 Purchase of Accounts by Retailer upon Termination. Upon notice of termination of this Agreement by either party, Retailer shall the right to purchase, or to arrange for the purchase, of not less than all the Program Assets in accordance with Schedule 11.2 hereto.

11.3 Determination of Fair Market Value. In the event this Agreement terminates and Retailer notifies Bank that it, or its Nominated Purchaser, shall purchase the Program Assets, the parties shall determine the fair market value thereof in accordance with Schedule 11.3 hereto.

11.4 Bank’s Rights If Retailer Does Not Purchase Accounts. If Retailer does not exercise its option to purchase, or arrange for the purchase, of the Program Assets pursuant to Section 0 and Schedule 11.2, Bank shall have the rights set forth in Schedule 11.4.

ARTICLE 12 — REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties. Each party makes the following representations and warranties to the other party as of the date of this Agreement, and Retailer makes such representations and warranties on and as of each date on which Charge Transaction Data is transmitted to Bank:

(a) Such party is duly organized, validly existing, and in good standing under the laws of its state of incorporation or organization, as the case may be;

(b) Such party has the requisite organizational power and authority to conduct its business as presently conducted and hereafter contemplated to be conducted and to execute, deliver and perform this Agreement;

(c) This Agreement has been duly executed and delivered by such party, and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms;

(d) The execution and delivery of this Agreement by such party and the consummation of the transactions contemplated hereby do not and will not (i) conflict with the organizational documents of such party, (ii) conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement of such party; or (iii) constitute a violation of any material order, judgment or decree to which such party is bound. No consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained in connection with the execution, delivery and performance by such party of this Agreement; and

(e) All information furnished by such party to the other for purposes of or in connection with this Agreement is true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading. Except as disclosed to the other party, there is no fact known to such party (including, without limitation, threatened or pending litigation) that could materially and adversely affect the financial condition, business, property, or prospects of such party.

12.2 Continuity of Retailer Business. Retailer represents and warrants that it will continue to sell the type of goods and services generally similar to those sold by Retailer as of the Program Commencement Date and Retailer further acknowledges that Bank’s obligation to continue to extend credit under the Program is contingent on the continuing validity of this representation and warranty. Notwithstanding anything herein to the contrary, Retailer shall be in compliance with the requirements of this Section if Retailer expands its business to include new and unrelated products or services provided that such new products or services do not materially adversely affect the Program. In the event Bank reasonably determines in its sole discretion that an expansion of Retailer’s business as contemplated hereunder has or will have a material adverse effect on the Program, the parties agree to negotiate in good faith to modify the terms of the Program to address the expansion in Retailer’s business.

12.3 Operation of Store Locations. Retailer represents and warrants as of the date of this Agreement and throughout the Term of the Agreement, that Stein Mart, Inc. owns and operates all Store Locations and all other Retailer Sales Channels except to the extent provided in Section 0; provided, however, that sub-leasing or other arrangements with respect to certain areas within Store Locations (such as the shoe departments or fragrance departments) to third parties for operation of such departments shall not violate this provision; provided, further, that Retailer shall ensure that all its licensees operating within its Store Locations do not act in a manner that is inconsistent with Retailer’s obligations under this Agreement.

ARTICLE 13 — INDEMNIFICATION

13.1 Indemnification by Retailer. Retailer agrees to indemnify and hold harmless Bank, its affiliates, and their respective employees, officers, directors, agents and licensees, from and against any and all Damages to the extent such Damages arise out of, are connected with, or result from:

(a) Any breach by Retailer of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

(b) Any products or services sold by Retailer or its licensees (including, without limitation, any failure to provide the service as promised, any product defects, or product liability or warranty claims relating thereto);

(c) Any act or omission, where there was a duty to act, by Retailer or its employees, officers, directors, agents or licensees (including any assignee or delegatee of Retailer contemplated by Section 0) including without limitation, the failure of Retailer to comply with any law, rule or regulation applicable to Retailer;

(d) Any advertisements, solicitations or other promotions of the Program or of goods or services eligible for purchase under the Program conducted by or on behalf of Retailer (excluding those conducted by Bank);

(e) The acquisition by Retailer from Bank, in connection with a charge or credit to an Account, of a Cardholder’s Account number by telephone or by some other means;

(f) Bank’s use of the Retailer Marks in accordance with the terms of this Agreement;

(g) Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available by or on behalf of Retailer, including without limitation, information transferred or made available to a third party by Bank at Retailer’s request; or

(h) The Cardholder Rewards Program, except for any act or omission where there was a duty to act by Bank in connection with its administration of the Cardholder Rewards Program.

The foregoing indemnity obligation of Retailer shall not apply to any Damages of Bank to the extent caused by the gross negligence, willful misconduct or illegal acts of Bank.

13.2 Indemnification by Bank. Bank agrees to indemnify and hold harmless Retailer, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with or result from:

(a) Any breach by Bank of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement;

(b) Any act or omission, where there was a duty to act, by Bank or its employees, officers, directors, or agents (including any assignee or delegatee of Retailer contemplated by Section 0), including without limitation, the failure of Bank to comply with any law, rule or regulation applicable to Bank;

(c) Any failure of the form of credit applications or Cardholder Agreements as prepared by Bank to comply with the Consumer Credit Protection Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act or other Applicable Laws or the regulations implementing each of them;

(d) Any advertisements, solicitations or other promotions by or on behalf of Bank (other than those conducted by Retailer) of the Program;

(e) Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available by or on behalf of Bank; or

(f) Retailer’s use of Bank’s business name (or any of Bank’s related marks, logos or similar proprietary designations, to the extent permitted herein) in accordance with the terms of this Agreement.

(g) Claims for indemnity against Retailer asserted by a person indemnified by Retailer under the Association rules or Association application for claims arising in connection with the Program if such claims are not based, and to the extent such claims are not based, on actual or alleged actions or inactions by Retailer in breach of its obligations under this Agreement or the Association rules or Association application.

The foregoing indemnity obligation of Bank shall not apply to any Damages of Retailer to the extent caused by the gross negligence, willful misconduct or illegal acts of Retailer.

13.3 Indemnification Procedures.

(a) A party entitled to indemnification will give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party concerning any liability or damage as to which it may request indemnification under this Article 13. The failure to give such notice will not relieve the indemnifying party from liability hereunder unless and solely to the extent the indemnifying party did not know of such third party claim and such failure results in the forfeiture by the other party of substantial rights and defenses.

(b) An indemnifying party will have the right, upon written notice to the indemnified party, to conduct at its expense the defense against such third party claim in its own name, or, if necessary, in the name of the indemnified party. When the indemnifying party assumes the defense, the indemnified party will have the right to approve the defense counsel and the indemnified party will have no liability for any compromise or settlement of any third party claim that is effected without its prior written consent (such consent not to be unreasonably withheld), unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third party claim. If the indemnifying party delivers a notice electing to conduct the defense of the third party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request. If the indemnifying party does not deliver a notice electing to conduct the defense of the third party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third party claim or proceeding at the indemnifying party’s expense. Regardless of which party defends the third party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

ARTICLE 14 — AUDIT / ACCESS

14.1 Audit. Once a year or at any time that a party disputes the amount of any material monies owed by either party to the other hereunder, such party, at its sole cost and expense and upon reasonable prior notice to the other party, may conduct an audit of those of the other party’s records that are under the control and/or direction of the other party and relate to the Program or can be reasonably segregated. Such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the audited party’s normal business operations. The audited party shall use reasonable commercial efforts to facilitate the auditing party’s review, including making reasonably available such personnel of the audited party to assist the auditing party as reasonably requested. The audited party shall deliver any document or instrument reasonably necessary for the auditing party to obtain such records from any person maintaining records for the audited party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, the audited party also shall be required to provide records relating to the Program held by persons performing services in connection with the Program at the auditing party’s request. Notwithstanding the generality of the foregoing, however, a party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Laws, (b) such records are legally privileged, (c) such records are company planning documents of such party or any of its affiliates, operating budgets (unless such records relate solely to the Program), management reviews or employee records, and (d) such records relate to other customers or operations of such party other than the Program or to personnel records not normally disclosed in connection with audits.

14.2 Access. Retailer will permit Bank’s representatives to visit Retailer stores during normal business hours with reasonable advance notice. Retailer also authorizes Bank, at Bank’s expense, to monitor administration and promotion of the Program through mystery shopping and by other reasonable means. Retailer will allow access to its stores and/or records relating to the Program to Bank’s regulators to the extent such access is requested by Bank’s regulators.

ARTICLE 15 — MISCELLANEOUS

15.1 Confidentiality.

(a) All material and information supplied by one party to another party under this Agreement, including, but not limited to, information concerning a party’s marketing plans, objectives or financial results (“Confidential Information”), is confidential and proprietary. All such information will be used by each party solely in the performance of its obligations and exercise of its rights pursuant to this Agreement. Each party will receive Confidential Information from the other party in confidence and will not disclose such Confidential Information to any third party, except (i) as contemplated under this Agreement; (ii) as may be agreed upon in writing by the party providing such Confidential Information; (iii) in the case of Bank to an affiliate of Bank or in the case of Retailer, to an affiliate of Retailer; (iv) to the extent necessary, in exercising or enforcing its rights; or (v) as required by law. Each party will use its reasonable best efforts to ensure that its respective officers, employees, and agents take such action as will be necessary or advisable to preserve and protect the confidentiality of Confidential Information. Upon written request after the Final Liquidation Date, each party will destroy or return to the party providing such Confidential Information all such Confidential Information in its possession or control, provided, however, Bank or Retailer may retain a copy of any such Confidential Information it reasonably determines it must maintain to satisfy Applicable Law or any regulatory authority. Confidential Information will not include information in the public domain and information lawfully obtained from a third party.

(b) Section 00 to the contrary notwithstanding, if Retailer is obligated to file periodic reports with the Securities and Exchange Commission, then Retailer shall have the right to file a copy of this Agreement with the applicable commission or governmental agency to the extent necessary, in Retailer’s reasonable opinion, to comply with any applicable disclosure laws or regulations (including any reporting requirement of the Securities Exchange Commission), or any listing requirement of any stock exchange, including NASDAQ, applicable to Retailer; provided, that Retailer shall (i) notify Bank in writing not less than thirty (30) days prior to any such filing of this Agreement (or such shorter period as is required to permit Retailer to comply with applicable SEC rules); (ii) redact or move to schedules such terms of this Agreement as Bank may reasonably request prior to any such filing; and (iii) file a confidential treatment request reasonably acceptable to Bank with respect to such redacted document as part of any such filing.

15.2 Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

15.3 Assignment. Neither Bank nor Retailer may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party except as set forth in Schedule 15.3 hereto.

15.4 Outsourcing; Subcontracting. Bank and Retailer may outsource or subcontract their respective obligations under the Program as set forth in Schedule 15.4 hereto.

15.5 Governing Law. Except to the extent superceded by federal law applicable to banks or savings associations, this Agreement and all rights and obligations hereunder, including, but not limited to, matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware. THE PARTIES HERETO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OF LAW, TRIBUNAL, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR INVOLVING THIS AGREEMENT, OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.6 Privacy.

(a) Retailer and Bank will only use, maintain and/or disclose Cardholder Information in compliance with all applicable privacy and security laws and with the policies set forth in Schedule 7.2 and this Section 0 and related disclosures made by Bank (collectively, the “Bank Privacy Disclosures”), and each will ensure that persons to whom it transfers Cardholder Information do the same. Retailer acknowledges that it is subject to the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act (the “Gramm-Leach-Bliley Act” as defined in Title V, Subtitle A of 15 U.S.C. 6801 et seq. (as it may be amended from time to time) and the implementing privacy and security regulations issued pursuant to the Gramm-Leach-Bliley Act (as the same may be amended from time to time)), and that it will ensure that Cardholder Information received from Bank is used only as permitted by the terms of this Agreement, including but not limited to Section 6 of Schedule 7.2 and 0 and for no other purpose.

(b) Retailer and Bank will each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Cardholder Information. These safeguards will be designed to comply with Applicable Law and to protect the security, confidentiality and integrity of the Cardholder Information, ensure against any anticipated threats or hazards to its security and integrity, and protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant.

(c) Retailer and Bank will each ensure that any third party to whom it transfers or discloses Cardholder Information signs a written contract with the transferor in which such third party agrees to (i) restrict its use of Cardholder Information to the use specified in the written contract; (ii) to comply with all Applicable Laws (including, without limitation, privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act) and the Bank Privacy Disclosures, and (iii) implement and maintain appropriate safeguards as stated in paragraph (b) above. Information transferred by Bank on Retailer’s behalf or at Retailer’s direction will be considered information transferred by Retailer hereunder. Retailer agrees to transfer or make available to third parties only such Cardholder Information as is reasonably necessary to carry out the contemplated task.

(d) Retailer and Bank shall notify the other party immediately following discovery or notification of any actual or threatened breach of security of the systems maintained by the Retailer and Bank, respectively. The party that suffers the breach of security (the “Affected Party”) agrees to take action immediately, at its own expense, to investigate the actual or threatened breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach. The Affected Party also will provide the other party with all available information regarding such breach to assist that other party in implementing its information security response program and, if applicable, in notifying affected Cardholders. For the purposes of this subsection (d), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Cardholder, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(e) Notwithstanding anything else contained in this Agreement, neither Bank nor Retailer will, and neither of them will be obligated to, take any action that either of them believes in good faith would violate, or is reasonably likely to cause either of them to violate, any Applicable Law (including, without limitation, privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act) or the Bank Privacy Disclosures, or that would cause either of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act, as it may be amended from time to time.

(f) Retailer and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Cardholders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

(g) Notwithstanding anything else contained in this Agreement, Retailer acknowledges and agrees that it shall not be entitled to obtain any personally identifiable, non-public, personal information regarding Non-Retailer Purchases and other transactions at Non-Retailer Locations. Bank may, in its sole discretion, provide Retailer with aggregate, non-personally identifiable information regarding Non-Retailer Purchases and other transactions involving the use of a Co-brand Credit Card. In the event Retailer obtains any personally identifiable non-public, personal information regarding such Non-Retailer Purchases or other transactions at Non-Retailer Locations or otherwise, the use and safeguarding of such information by Retailer shall be governed by this Section 0 and Section 0 hereof.

15.7 Financial Accommodation. Retailer acknowledges that this Agreement is a “financial accommodation” contract (as such term is used in Section 365(c)(2) of Title 11 of the United States Code) for the benefit of Retailer.

15.8 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, this Agreement does not confer upon any person, other than the parties, any rights or remedies under this Agreement.

15.9 Amendments. This Agreement may not be amended except by written instrument signed by Retailer and Bank.

15.10 No Partnership. Nothing contained in this Agreement will be construed to constitute Retailer and Bank as partners, joint venturers, principal and agent, or employer and employee.

15.11 Notices. All notices and communications given under this Agreement must be in writing and must be sent by hand, by facsimile (with verbal confirmation of receipt), by certified mail, return receipt requested, or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made as such party’s address as set forth below and will be deemed given one (1) business day after being sent, as follows:

if to Retailer:	if to Bank:

Stein Mart, Inc. 1200 Riverplace Boulevard Jacksonville, FL 32207 Attn: Chief Financial Officer	GE Money Bank 4246 South Riverboat Road, Suite 200 Salt Lake City, Utah 84123 Attn: President

with a copy to: Kirschner & Legler, P.A. 300A Wharfside Way Jacksonville, FL 32207 Attn: Mitchell W. Legler, Esq.	with a copy to: GE Money, Americas 777 Long Ridge Road Stamford, CT 06927 Attn: Counsel

provided, however, that a party may notify the other party in writing (in accordance with the notice provisions in this Section) from time to time of an alternative address for notices under this Section and, in such case, notices hereunder will be effective if sent to the last address so designated.

15.12 Incorporation of Appendices. Each of the Appendices attached hereto is hereby incorporated by reference.

15.13 Nonwaiver; Remedies Cumulative; Severability. All remedies are cumulative and not exclusive, and no delay in exercising a right will be deemed a waiver thereof. If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions will remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

15.14 Damages Waiver. Notwithstanding anything to the contrary in this Agreement, Bank and Retailer shall not be liable to the other under or in connection with this Agreement or the Program for any indirect or consequential or other damages relating to prospective profits, income, anticipated sales or investments, or goodwill, or for any punitive or exemplary damages; provided, that the damages limitation set forth in this Section 0 shall not apply to any Damages arising out of the failure of the parties under Schedule 7.2, 0 or 0, or from Damages which result from an obligation of Bank or Retailer to pay any third party damages claims to the extent such third party claims otherwise fall under Bank’s or Retailer’s respective indemnity obligations hereunder.

15.15 Entire Agreement. This Agreement (together with the schedules, exhibits and appendices attached to this Agreement) is the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all other prior understandings, writings and agreements whether written or oral.

15.16 Further Assurances. Retailer and Bank agree to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated by this Agreement.

15.17 Survival.

(a) Except as is expressly provided to the contrary in this Agreement, all of the terms, conditions and covenants of this Agreement (including the applicable provisions of Section 0 that relate to Retailer’s retail practices, Cardholder transactions, billing, customer servicing, settlement, chargeback and dispute handling) will continue in effect following the expiration or termination of the Term of this Agreement until the Final Liquidation Date.

(b) In addition, all warranties, representations and indemnities contained in this Agreement, and the parties’ obligations under Sections 0 (Ownership of Accounts), 0 (Ownership and Use of Cardholder Information), 0 (Use of Names and Marks), 0 (Intellectual Property), and Articles, 11, 13 and 15, will survive the termination of this Agreement and the Final Liquidation Date.

15.18 Obligations Subject to Law. All obligations of either party hereunder shall be subject to all Applicable Laws including any changes or amendments thereto and either party may take any actions that it in good faith believes are required by then Applicable Law or the direction of any regulatory authority or, in Bank’s case, to prevent the occurrence of an “unsafe or unsound” banking practice (as defined in 12 U.S.C. § 1818, as may be amended).

15.19 Multiple Counterparts. This Agreement may be executed in any number of multiple counterparts, all of which will constitute but one and the same original.

IN WITNESS WHEREOF, Retailer and Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RETAILER:

STEIN MART, INC.

By:	/s/ James G. Delfs
Name:	James G. Delfs
Title:	Sr. V.P. - CFO

BANK:

GE MONEY BANK

By:	/s/ Margaret M. Keane
Name:	Margaret M. Keane
Title:	SVP, GE Money Bank

Appendix A

Definitions and Construction

I. Definitions. As used in this Agreement, the following terms will have the following meanings:

a. “Account” means the legal relationship established by and between a Cardholder and Bank pursuant to a Cardholder Agreement, together with all Indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefore.

b. “Account Documentation” means any and all Account information, credit applications, Cardholder Agreements and change in terms notices, Charge Transaction Data, charge slips, credit slips, payments, credit information and documents or forms of any type and in any media relating to the Program, excluding materials used for advertising or solicitations.

c. “Active Account” means, as of any given date, any Account (other than an Account that has been written off in accordance with Bank’s write-off policies) that had a debit or credit balance at any time after the beginning of the complete billing cycle immediately preceding such date.

d. “Affected Party” has the meaning given to in Section 0.

e. “Aggregate Outstanding Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of Indebtedness on all Accounts (other than Accounts that have been written off by Bank or should have been written off by Bank pursuant to Bank’s risk management policies for the Program) as of such date.

f. “Agreement” means this Co-brand Credit Card Consumer Program Agreement, including all schedules and appendices, as it may be amended from time to time.

g. “Applicable Law” means all federal, state and local laws, statutes, regulations, written regulatory guidance, orders or directives, and examination report comments, as may be amended and in effect from time to time during the term of this Agreement, including: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act and its implementing regulations; (vi) the PATRIOT Act and its implementing regulations; (vii) the Unfair and Deceptive Trade Practices Act; and (viii) considerations relating to bank regulatory or legal requirements regarding safety and soundness, and, in each case, any implementing regulations or binding interpretations thereunder.

h. “Association” means MasterCard International Incorporated.

i. “Association Rules” means the rules imposed for bankcard programs by the Association as the same may be amended from time to time by the Association.

j. “Bank” has the meaning given to it in the recitals.

k. “Bank Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 7.10 and licensed to Retailer under Section 0 hereof.

l. “Bank Matters” has the meaning given to it in Section 2 of Schedule 5.3(d).

m. “Bank Privacy Disclosure” has the meaning given to it in Section 0.

n. “Bank Relationship Manager” has the meaning given to it in Section 1 of Schedule 5.4.

o. “Bank Subcontractor” means any third party that has directly contracted with Bank to perform services relating to Bank’s credit card business or specifically relating to the Program and/or Agreement. For the avoidance of doubt, the term Bank Subcontractor shall not include third parties with whom Bank has contracted for the provision of generalized services such as utility and telecommunication providers.

p. “Bank Webpage” means a website hosted by Bank or Bank’s agent for use in connection with the Program. For the avoidance of doubt, Bank shall have the sole right to determine the design and content of the Bank Webpage. Retailer shall have the right to approve the usage of its marks on the Bank Webpage.

q. “Business Days” means any day other than a Saturday, Sunday or legal holiday on which Retailer and Bank are both open for business.

r. “Cardholder” means any natural person who has entered into a Cardholder Agreement with Bank or which is or may become obligated under or with respect to an Account.

s. “Cardholder Agreement” means the open-end revolving credit agreement, in either tangible or electronic form, between Bank and each Cardholder pursuant to which such Cardholder and its authorized user(s), if any, may make purchases through the Retailer Sales Channels and/or Non-Retailer Locations, as the case may be, on credit provided by Bank pursuant to a Co-brand Account.

t. “Cardholder Rewards Program” has the meaning given to it in Section 1, paragraph (a) of Schedule 6.5.

u. “Cardholder Information” has the meaning given to it in Schedule 7.2.

v. “Charge Transaction Data” means Account and related Cardholder and/or authorized user identification and transaction information transmitted by Retailer to Bank, either directly or through an association, with regard to a charge or a credit to an Account.

w. “Co-brand Account” means an Account with respect to which a Co-brand Credit Card has been issued.

x. “Co-brand Credit Card” means a Credit Card bearing Retailer’s name or logo, and which is intended for use by Cardholders designated by Bank (a) in connection with the Program, through any of the Retailer Sales Channels, and (b) at Non-Retailer Locations, in connection with the Program.

y. “Co-brand Purchase” means the purchase of goods and/or services through any of the Retailer Sales Channels financed on a Co-brand Account.

z. “Confidential Information” has the meaning given to it in Section 0.

aa. “Cost of Funds Rate” means the sum of (a) three (3) month LIBOR and (b) 0.20%, with the result divided by twelve (12). LIBOR rates used to calculate the Cost of Funds Rate shall be a thirty-day average of rates as published in the Wall Street Journal for the month for which the Cost of Funds Rate is being calculated (the “Monthly Cost of Funds”). The Cost of Funds for any fiscal year shall be the twelve (12) months average of the Monthly Cost of Funds for such fiscal year, weighted by the amount of average indebtedness for each month.

bb. “Credit Card” means the plastic card issued by Bank under the Program and pursuant to a Cardholder Agreement for use with the Program which evidences the right of a Cardholder and, if the Cardholder has so designated, any authorized user(s) to make purchases, cash advances, convenience checks and balance transfers through the Retailer Sales Channels and/or Non-Retailer Locations, as the case may be, under the Program.

cc. “Credit Card Application” means Bank’s credit application which must be completed and submitted for review to Bank by individuals who wish to become Cardholders.

dd. “Credit Review Point” has the meaning provided in Schedule A-1.

ee. “Cross-Selling Net Revenue” shall mean: (a) the gross amount of fees billed to Cardholders with respect to Enhancement Products; minus (b) the sum of all (i) cancelled products (e.g. products that have been purchased and that customer requests to be cancelled); (ii) waived fees; (iii) direct fulfillment expenses related to such products; and (iv) benefit claims. Notwithstanding the foregoing, Bank shall not deduct any general overhead expenses allocated to Enhancement Products in the calculation of Cross-Selling Net Revenue.

ff. “Cure Month” has the meaning given to it in Section 0.

gg. “Damages” means any and all losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees and expenses, reasonable out-of-pocket costs, interest and penalties), settlements, equitable relief, judgments, damages, claims (including, without limitation, counter and cross-claims, and allegations whether or not proven) demands, offsets, defenses, actions, or proceedings by whomsoever asserted.

hh. “Debt Cancellation Program” means any program which may be offered through Bank pursuant to Schedule 6.6 under which Bank, any affiliate of Bank, or any third party makes available debt cancellation coverage to Cardholders.

ii. “Enhancement Product” has the meaning provided in Section 1 of Schedule 6.6.

jj. “Exercise Notice” means the notice given by Retailer to Bank of Retailer’s intent to purchase or arrange for the purchase of the portfolio pursuant to Section 2 of Schedule 11.2.

kk. “Final Liquidation Date” will mean the first day after the termination or expiration of this Agreement on which Bank no longer owns any Accounts.

ll. “Force Majeure Event” means any of the following: acts of God, fire, earthquake, explosion, accident, terrorism, war, nuclear disaster, riot, material changes in Applicable Laws or regulations, including, but not limited to, a change in state or federal law, or other event beyond a party’s reasonable control, rendering it illegal, impossible or untenable for such party to perform as contemplated in, or to offer the Program on the terms contemplated under, this Agreement.

mm. “Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

nn. “Indebtedness” means any and all amounts owing from time to time with respect to an Account whether or not billed, including, without limitation, any unpaid balance, finance charges (inclusive of finance charges subject to possible reversals due to unexpired credit-based promotions), late charges, and NSF fees less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.

oo. “Initial Term” has the meaning given to it in Section 0.

pp. “Internet Transaction” has the meaning given to it in Section 0.

qq. “Operating Committee” has the meaning given to in Section 0.

rr. “Marketing Fund” has the meaning given to it in Section 1 of Schedule 6.2.

ss. “Marketing Plan” means the plan approved by the Operating Committee pursuant to Section 0.

tt. “MasterCard” means MasterCard International Incorporated.

uu. “Month-end Cost of Funds” means the Cost of Funds Rate; multiplied by the average outstanding receivables for the month (the sum of daily receivables for each day of the month divided by the number of days in the month).

vv. “Net Purchase Volume” means with respect to any Account during the calculation period, the dollar amount of purchases of goods and services (including any applicable sales tax, delivery fees, or other service fees), after deducting the amount of any credits associated with returns of goods and services and similar credits and adjustments (other than payments with respect to such Accounts); provided however, such Net Purchase Volume shall not include balance transfers, cash advances, convenience checks, fraudulent or unauthorized purchases or credits or any other types of fees and charges that do not represent the purchase of goods and services.

ww. “Net Yield” means, for any period, an amount equal to the sum of: (a) the total amount of finance charges, late fees and other fees billed to Cardholders, (net of reversals and refunds); plus fees paid by Retailer to Bank in connection with potential promotional plans; plus interchange fees received by Bank on Non-Retailer Purchases minus net credit losses; minus Bank’s Month-end Cost of Funds for each month during such period; minus all royalty payments on Net Purchase Volume made by Bank to Retailer; minus all payments for potential promotional plans paid by Bank to Retailer; divided by (b) the average amount of outstanding receivables for each such period. For the avoidance of doubt, the Net Yield calculation shall exclude Cross-Selling Net Revenue and amounts related thereto.

xx. “Nominated Purchaser” has the meaning given to it in Section 1 of Schedule 11.2.

yy. “Non-Retailer Purchase” means the purchase of goods and services at Non-Retailer Locations financed on a Co-brand Account.

zz. “Non-Retailer Locations” means any retail location (including through catalogs and the Internet), other than the Retailer Sales Channels, which accepts Association-branded credit cards in payment for goods and services purchased at such location.

aaa. “Operating Procedures” has the meaning given to it in Section 0.

bbb. “Outside Buying Information” has the meaning given to it in Section 2 of Schedule 7.2.

ccc. “Planned Promotion” has the meaning given to in Section 0.

ddd. “Planned Promotion Notice” has the meaning given to in Section 0.

eee. “Planned Promotion Period” has the meaning given to in Section 0.

fff. “Preferred Customers” means Retailer customers designated as “VIP” and customers enrolled in the Retailer’s card-based loyalty program.

ggg. “Prime Rate” shall mean, as of any date of determination, the highest bank prime or reference loan rate as published in the Wall Street Journal in its “Money Rates” section (or if The Wall Street Journal shall cease to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published, whether or not such rate is actually ever charged or paid by any entity.

hhh. “Privacy Policy” means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program as set forth on Section 3 of Schedule 7.2.

iii. “Program” has the meaning given to it in Section 0.

jjj. “Program Assets” means the Co-brand Accounts, Account Documentation, Cardholder Information, solicitation materials and all Aggregate Outstanding Indebtedness.

kkk. “Program Commencement Date” means the date on which the first charge to an Account is accepted by Bank, which date shall be no later than December 1, 2006.

lll. “Program Materials” has the meaning given to in Section 0.

mmm. “Program Half-Year” means either the first consecutive six months or the second consecutive six months of a Program Year.

nnn. “Program Year” means the twelve month period between anniversaries of the Program Commencement Date with the first such period beginning on the first day of the first full month after the Program Commencement Date.

ooo. “Purchase Option” has the meaning given to it in Section 1 of Schedule 11.2.

ppp. “Reasonable Financial Services Practices” means practices reasonably determined by Bank to be necessitated in order to conform to reasonable and prudent financial services practices as applied by Bank in connection with the majority of Bank’s other comparable credit card programs involving retailers and/or department stores.

qqq. “Relationship Manager” means the Bank Relationship Manager or the Retailer Relationship Manager, as such terms are defined in Sections 1 and 2 of Schedule 5.4.

rrr. “Renewal Term” has the meaning given to in Section 0.

sss. “Reorganization” has the meaning given to it in Section 0.

ttt. “Retailer” has the meaning given to it in the recitals.

uuu. “Retailer Marks” means the names and any related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations as the same currently exist and as they may be amended or adopted by Retailer or its affiliates from time to time hereafter.

vvv. “Retailer Matters” has the meaning given to it in Section 1 of Schedule 5.3(d).

www. “Retailer Sales Channel(s)” has the meaning given to it in the recitals. To the extent Retailer develops the capability during the Term to sell goods via the internet, such on-line sales channel shall be considered a Retailer Sales Channel for purposes of this Agreement.

xxx. “Retailer Website” means the internet website with the internet address www.steinmart.com, and any other internet website maintained, operated or controlled by Retailer for the purposes of selling goods and services that Bank agrees in writing may constitute the Retailer Website.

yyy. “Service Level Standards” has the meaning given to in Section 0.

zzz. “Solvent” means, as to any person, (i) that the present fair salable value of such person’s assets exceeds the total amount of its liabilities; (ii) that such person is generally able to pay its debts as they come due; and (iii) that such person does not have unreasonably small capital to carry on such person’s business as theretofore operated and as thereafter contemplated. The phrase “present fair salable value of such person’s assets” means that value that could be obtained if such person’s assets were sold within a reasonable time in one or more arm’s-length transactions in an existing and not theoretical market.

aaaa. “Store Location” means those retail stores owned or operated by Retailer within the United States.

bbbb. “Store Transaction Information” has the meaning given to it in Section 2 of Schedule 7.2.

cccc. “Term” has the meaning given to it in Section 0.

dddd. “Termination Fee” has the meaning given to it in Schedule A-2.

eeee. “Transaction Information” has the meaning given to it in Section 2 of Schedule 7.2.

II. Construction. As used in this Agreement, (i) all references to the plural number shall include the singular number (and vice versa); (ii) all references to the masculine gender shall include the feminine gender (and vice versa) and (iii) all references to “herein,” “hereof,” “hereunder,” “hereinbelow,” “hereinabove” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as from time to time hereafter the same may be amended. References herein to a “person” or “persons” shall be deemed to be references to an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint-stock company, or any other form of entity. Captions of the sections of this Agreement are for convenience of reference only and are not intended as a summary of such sections and do not affect, limit, modify or construe the contents thereof.